Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA, Inc. 401(k) Plan

Purchase, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 33-46062 of MBIA, Inc. of our report dated May 8, 2015, relating to the financial statements and supplemental schedule of MBIA, Inc. 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

May 8, 2015